Exhibit 10.12

ZAPATA COMPUTING, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of June 1, 2019 (the “Effective Date”) by and between Zapata Computing, Inc., a Delaware corporation (the “Company”), and Yudong Cao (“Employee”).

WHEREAS, the Company employed Employee effective July 2, 2018, as a Quantum Computing Scientist pursuant to an employment agreement dated June 26, 2018, and

WHEREAS, the Company desires to promote Employee to the office of Chief Technology Officer effective June 1, 2019, and

WHEREAS, the Company and Employee desire to amend and restate the prior employment agreement between the parties,

THEREFORE, for good and valuable consideration the receipt and sufficiency of which is acknowledged and intending to be bound, the parties agree as follows:

1. Duties and Scope of Employment.

A. Positions and Duties. Employee’s employment with the Company commenced on July 2, 2018 (the “Start Date”). From and after the Effective Date, Employee will serve as Chief Technical Officer of the Company. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as will reasonably be assigned to him by the Parent’s Board of Directors (the “Board”) or the Parent’s Chief Executive Officer. The Board may modify Employee’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Employee’s employment under this Agreement is referred to herein as the “Employment Term.”

B. Obligations. During the Employment Term, unless otherwise modified in writing by both parties, the Employee will serve as a full-time employee, devoting forty (40) hours per week to the Company’s business. Employee will perform his duties faithfully and to the best of his ability. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration that would impact in any material respect his ability to perform his duties and obligations hereunder.

2. At-Will Employment. The parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Employee understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Employee may be entitled to severance benefits depending on the circumstances of Employee’s termination of employment with the Company.

3. Compensation.

A. Base Salary. During the Employment Term, from and after the Effective Date, the Company will pay Employee an annual salary of $150,000 as compensation for his full-time services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Employee’s Base Salary will be subject to review and adjustments will be made based upon salary market benchmarks or the Company’s normal performance review practices.

B. Annual Bonus. Employee will be eligible to participate in any bonus plans or programs maintained from time to time by the Company on such terms and conditions as determined by the Board or its compensation committee (the “Committee”) and may be eligible for an annual target bonus of 10% of your base salary. Any earned bonus will be paid within two months following the date on which the amount such bonus is determined, but in no event shall the bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the bonus is earned, or (ii) March 15 following the calendar year in which the bonus is earned.

4. Employee Benefits. As a full time employee, the Employee will be entitled to participate in the employee vacation and benefit plans currently and hereafter maintained by the Company and made generally available by the Company to its full-time employees pursuant to regular policies and conditions. Any benefits may be modified, changed, or terminated from time to time at the Company’s sole discretion and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.

5. Expenses. The Company will reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Confidential Information Agreement. Employee confirms his continuing obligations under the Non-Disclosure, Non-Competition and Assignment of Intellectual Property Agreement, dated June 26, 2018 (“Confidential Information Agreement”), and acknowledges that Employee’s receipt of any separation payments or benefits under this Agreement will be subject to Employee continuing to comply with the terms of the Confidential Information Agreement.

7. Cause. For purposes of this Agreement, “Cause” means: (i) Employee’s act of personal dishonesty in connection with his responsibilities as an employee that is intended to result in Employee’s substantial personal enrichment; (ii) Employee being convicted of, or pleading no contest or guilty to, (x) a misdemeanor that the Company reasonably believes has had or will have a material detrimental effect on the Company, or (y) any felony; (iii) Employee’s gross misconduct; (iv) Employee’s willful and continued failure to perform the duties and responsibilities of his position after there has been delivered to Employee a written demand for performance from the Company that describes the basis for the Company’s belief that Employee has not substantially performed his duties and Employee has not corrected such failure within thirty (30) days of such written demand, or (v) Employee’s material violation of any written Company employment policy or standard of conduct.

8. Right to Work. Your employment is contingent upon you maintaining the right to work under the immigration laws of the United States.

9. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

10. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent by a well established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Zapata Computing, Inc.

Attn: CEO

100 Federal Street, 20th Floor, Boston MA 02110

If to Employee:

at the last residential address known by the Company.

11. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12. Integration. This Agreement, together with the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

13. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

14. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

15. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

16. Governing Law. This Agreement will be governed by the laws of the State of Massachusetts (with the exception of its conflict of laws provisions).

17. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

18. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:		EMPLOYEE:

ZAPATA COMPUTING, INC.

By:	/s/ CHRISTOPHER J. SAVOIE	By:	/s/ Yudong Cao
Name:	CHRISTOPHER J. SAVOIE		Yudong Cao
Title:	CEO